Exhibit 12.1
                                                                       1/28/98

                            MISSISSIPPI POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1996
                  and the twelve months ended December 31, 1997


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                                                                                                                Twelve
                                                                                                                Months
                                                                                                                Ended
                                                                       Year ended December 31,              December 31,
                                                 =======================================================================
                                                   1992        1993        1994         1995        1996        1997
                                                 -----------------------------------Thousands of Dollars----------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges             $63,772     $67,726    $ 76,067     $ 82,765    $ 80,523    $ 81,769
      Federal and state income taxes              23,278      18,787      30,050       35,972      33,477      33,189
      Deferred  income taxes, net                 (5,473)      5,039       1,563         (480)         74      (1,808)
      Deferred  investment  tax credits                -           -           -            -           -           -
      AFUDC - Debt funds                             563         788       1,039          399         713           -
                                                 --------    --------   ---------    ---------   ---------   ---------
         Earnings as defined                     $82,140     $92,340    $108,719     $118,656    $114,787    $113,150
                                                 ========    ========   =========    =========   =========   =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                  $22,357     $17,688     $19,725      $21,898     $19,898     $19,856
   Interest on interim  obligations                  362       1,000       1,442        1,141       1,416          96
   Amort of debt disc, premium  and expense, net     630       1,262       1,479        1,510       1,546       1,577
   Other interest  charges                           339         728         404        1,185         753       2,942
                                                 --------    --------    --------     --------    --------    --------
         Fixed charges as defined                $23,688     $20,678     $23,050      $25,734     $23,613     $24,471
                                                 ========    ========    ========     ========    ========    ========



RATIO OF EARNINGS TO FIXED CHARGES                  3.47        4.47        4.72         4.61        4.86        4.62

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